Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is made as of the 26th day of May, 2020, by and between Dakota Territory Resource Corp., a Nevada corporation (the “Company”), and JR Resources Corp., a Nevada corporation (“JR”).

WHEREAS, concurrently upon execution of this Agreement, JR has agreed to lend and will fund the Company an additional amount of $1,150,000 pursuant to the Amended Note (as defined below).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to grant a subscription right to JR to purchase from the Company a certain amount of Shares (as defined below) on or prior to the Termination Date (as defined below), pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the $1,150,000 loan provided by JR to the Company, the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and JR agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions and U.S. Dollars. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1. All dollar amounts and per Share prices are expressed in United States Dollars.

“Action” means any action, suit, written inquiry, written notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Amended Bylaws” means the amended and restated bylaws to be adopted pursuant to Section 2.2(a)(ii)(I), incorporating the relevant provisions of Section 6.1 of this Agreement and consistent with bylaws of publicly traded companies incorporated in Nevada.

“Amended Note” shall mean the amended and restated promissory note dated the date hereof in the principal amount of $1,450,000 attached hereto as Exhibit A, of which $1,150,000 is being funded by JR upon execution of this Agreement ($300,000 of which was previously advanced) as set forth in Section 2.1 hereof.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.1(o).

“Approved Business Combination” has the meaning set forth in Section 6.1(d)(iii).

“Approved Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market.

“Articles” means the articles of incorporation of the Company.

“Bad Actor” shall have the meaning set forth in Rule 506(d) of Regulation D promulgated under the Securities Act.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Closing” means a Closing that results in JR acquiring Shares, when aggregated with shares of Common Stock previously acquired or beneficially owned, that exceed 49.9% of the actually issued and outstanding shares of Common Stock, by satisfaction of the conditions set forth in Article II and Article V.

“Change of Control Closing Date” means the particular date of the Change of Control Closing that is the Business Day immediately following the date on which all of the conditions and agreements set forth in Article II and Article V hereof are satisfied, or such other date as the parties may agree, provided that such Change of Control Closing occurs on or prior to the Termination Date.

“Closing” means the decision by JR to exercise all or part of its right to purchase the Shares, in one or more closings, by satisfaction of the conditions set forth in Article II and Article V; reference to “Closing” includes “Change of Control Closing.”

“Closing Date” means the particular date of each Closing (if there is more than one) that is the Business Day immediately following the date on which all of the conditions and agreements set forth in Article II and Article V hereof are satisfied, or such other date as the parties may agree, provided that such Closing shall occur on or prior to the Termination Date; references to “Closing Date” also includes references to “Change of Control Closing Date”.

“Common Stock” means the Company common stock, par value $0.001 per share.

“Company Board” means the board of directors of the Company.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company Designee(s)” means two of the current Company directors, provided that none is a Bad Actor.

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

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“Effective Time” means the earlier of (i) 14 Business Days after the Change of Control Closing Date and (ii) 10 days after the Schedule 14f-1 is filed with the SEC and mailed to Company Shareholders as contemplated in Section 6.1(a) of this Agreement.

“Election Notice” means Schedule 1 to this Agreement that sets forth the notice JR shall deliver to the Company on or prior to a Closing stating its decision to purchase an amount of Shares for the Investment Amount.

“Environmental Law” means laws applicable in respect of the protection of the natural environment or any species or organisms that make use of it.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Foreign Bank” has the meaning set forth in Section 3.2(n)(iv).

“GAAP” means U.S. generally accepted accounting principals.

“Investment Amount” means an amount up to $21,385,000, less the dollar conversion amount of the Amended Note, as stated in the Election Notice; provided that such Investment Amount shall be increased, if any New Equity is issued, by the product of 1.8 times the dollar amount raised by the issuance of New Equity.

“JR Deliverables” has the meaning set forth in Section 2.2(b).

“JR Designee(s)” means three director nominees designated by JR, provided that none of the designees is a Bad Actor.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

“Material Amendment” means an amendment that amends or seeks to amend the Articles or Amended Bylaws in any manner that would (i) adversely affect the voting or other rights, interests or economic value of the Common Stock held by any Company stockholder, (ii) affect the voting or other rights, interests or economic value of the Common Stock held by any Company stockholder disproportionately as compared to JR, (iii) seek to effect a reverse stock split, recapitalization, reclassification of the Common Stock of the Company, or (iv) amends articles of the Amended Bylaws addressing director matters and amendments.

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“New Equity” shall mean Common Stock financings subsequent to the date of this Agreement and prior to the Termination Date, excluding (i) any shares of Common Stock issued upon, and any proceeds received from, the exercise of Company derivative securities that are issued and outstanding on the date of this Agreement, (ii) Common Stock issued upon conversion of the Amended Note and (iii) any equity funding provided by JR pursuant to this Agreement or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OFAC Programs” has the meaning set forth in Section 3.2(n)(i).

“Per Share Purchase Price” means $0.15.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the OTC:QB tier of the OTC Market Group in which the Common Stock of the Company is traded.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Sale of the Company” means any merger, consolidation, business combination, tender offer or exchange offer, pursuant to which all the issued and outstanding capital stock of the Company is sold in a single transaction in which all stockholders of the Company are offered the same consideration.

“Sanctions” has the meaning set forth in Section 3.1(n).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities” means collectively the Shares and Amended Note.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock purchased by JR pursuant to the Election Notice in an amount up to 142,566,667 shares of Common Stock, less the shares of Common Stock issued upon conversion of the Amended Note, provided that the amount of Shares shall be increased, if any New Equity is issued, by the product of 1.8 times the number of shares of Common Stock issued in the New Equity.

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“South Dakota Courts” means the state courts in the city of Deadwood, County of Lawrence, South Dakota, and in federal courts in the city of Rapid City, County of Pennington, South Dakota.

“Standstill Period” means the period ending on the earlier of (i) 18 months from the Change of Control Closing Date and (ii) the uplisting of the Common Stock (or the common stock of a successor-in-interest to the Company) to an Approved Trading Market (including an uplisting by a successor company in an Approved Business Combination).

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the SEC under the Exchange Act.

“Technical Committee” means a committee of four members, two appointed by the Company and two appointed by JR.

“Termination Date” shall mean 5:00 p.m. Vancouver time on October 15, 2020, unless terminated prior thereto by (i) mutual agreement of JR and the Company or (ii) the purchase by JR of the maximum number of Shares as provided for in this Agreement.

“Third Party Purchaser” means any Person who is not JR, an Affiliate of JR, nor any Person acting at its discretion or on its behalf.

“Trading Day” means (i) a day on which the Common Stock is traded on an approved Trading Market (other than the Principal Market), or (ii) if the Common Stock is not listed on an approved Trading Market, a day on which the Common Stock is traded in the over-the-counter market; provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean a Business Day.

“Transaction Documents” means this Agreement and the exhibits (including schedules thereto) attached to this Agreement.

“Vote its Shares” means, with respect to JR, to vote or cause to be voted any shares of Common Stock beneficially owned by JR or its Affiliates at any annual or special meeting of Company stockholders.

ARTICLE II.

DEBT FINANCING AND GRANT OF PURCHASE RIGHT

2.1	Closing of Debt Financing and Exercise of Purchase Right.

(a)            Concurrently upon execution of this Agreement, JR and the Company shall execute the Amended Note and JR shall immediately wire transfer to the Company $1.15 million. JR’s failure to fund (or provide to the Company notice of next day wire confirmation) the $1.15 million loan to the Company within two Business Days of the date of this Agreement will nullify and result in the termination of this Agreement and all subscription rights set forth in Section 2.1(b) below.

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(b)            Subject to the terms and conditions set forth in this Agreement (including negotiation of deliverables to be mutually agreed upon as set forth in Section 2.2 and the satisfaction of the conditions set forth in Article V), which right expires on the Termination Date, JR shall have the right, at its sole option and discretion, to purchase from the Company the Shares as set forth in the Election Notice, for an Investment Amount (based on the Per Share Purchase Price as may be adjusted pursuant to Section 7.8 of this Agreement herein) as set forth in the Election Notice. Such Closing of the purchase of the Shares shall take place at the offices of the Company on the Closing Date or at such other location or time as the parties may agree.

2.2	Closing Deliveries.

(a)            The Company shall deliver or cause to be delivered to JR the following (the “Company Deliverables”) at

(i)	a Closing that is not a Change of Control Closing:

(A)            a certificate evidencing a number of Shares equal to the Investment Amount divided by the Per Share Purchase Price as set forth in the Election Notice, registered in the name of JR;

(B)            a certificate of the Company’s chief executive officer, dated the Closing Date, certifying as to the satisfaction of the conditions contained in Section 5.1(a)-(d);

(C)            a certificate of the Company’s chief executive officer, dated the Closing Date, certifying the truth and correctness of the following documents, a copy of each of which shall be attached to such certificate (1) the Company’s Articles, (2) the Company’s bylaws, and (3) resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement, the issuance and sale of the Shares to JR, and other Company Deliverables at a Closing requiring Company Board approval; and

(D)            a use of proceeds schedule to be mutually agreed upon by JR and the Company, each in their respective sole discretion.

(ii)	a Change of Control Closing:

(A)            a certificate evidencing a number of Shares equal to the Investment Amount divided by the Per Share Purchase Price as set forth in the Election Notice, registered in the name of JR;

(B)            a resolution(s) adopted by the Company Board, effective on the Change of Control Closing or the Effective Time, as applicable, whereby (i) one of the current Company directors resigns and the two remaining Company directors appoint the JR Designees, (ii) the Amended Bylaws are adopted and approved, and (iii) other Company Deliverables requiring Company Board approval at a Change of Control Closing are adopted and delivered;

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(C)            a form of Schedule 14f-1 in a form acceptable to JR to be filed with the SEC and mailed to the Company shareholders and a form of the Form 8-K acceptable to JR to be filed with the SEC;

(D)            a certificate of the Company’s chief executive officer, dated the Change of Control Closing Date, certifying as to the satisfaction of the conditions contained in Section 5.1(a)-(d);

(E)            a certificate of the Company’s chief executive officer, dated the Change of Control Closing Date, certifying the truth and correctness of the following documents, a copy of each of which shall be attached to such certificate: (A) the Company’s Articles, (B) the Company’s bylaws, and (C) resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement, the issuance and sale of the Shares to JR, and other Company Deliverables at a Change of Control Closing requiring Company Board approval;

(F)            executed employment agreements for executive officers of the Company, to be mutually agreed to by JR and the Company, each in their respective sole discretion, consistent with employment agreements adopted by similar situated publicly traded companies;

(G)            acknowledgment of a use of proceeds schedule to be mutually agreed upon by JR and the Company, each in their respective sole discretion;

(H)            executed equity grants pursuant to the compensation plan as contemplated in Section 4.7 of the Agreement to be mutually agreed to by JR and the Company, each in their respective sole discretion, consistent with plans and equity grants adopted by similar situated publicly traded companies; and

(I)            executed Amended Bylaws to be mutually agreed to by JR and the Company, each in their respective sole discretion.

(b)            JR shall deliver or cause to be delivered to the Company the following (the “JR Deliverables”) at

(i)	a Closing that is not a Change of Control Closing:

(A)            the completed and executed Election Notice along with the Investment Amount, in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose;

(B)            a certificate of JR’s chief executive officer, dated the Closing Date, certifying as to the satisfaction of the conditions contained in Section 5.2(a)-(d); and

(C)            acknowledgment of, and agreement to be bound by, the use of proceeds schedule referred to in Section 2.2(a)(i)(D) to be mutually agreed upon by JR and the Company.

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(ii)	a Change of Control Closing:

(A)            the completed and executed Election Notice along with the Investment Amount, in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose;

(B)	identification of the JR Designees;

(C)	approval of the Schedule 14f-1 and Form 8-K to be filed with the SEC;

(D)            acknowledgment and agreement by JR, in a form reasonably acceptable to the Company, to be bound by and to implement the resolutions adopted by the Company Board as set forth in Section 2.2(a)(ii)(B);

(E)            a certificate of JR’s chief executive officer, dated the Change of Control Closing Date, certifying as to the satisfaction of the conditions contained in Section 5.2(a)-(d);

(F)            executed employment agreements, referred to in Section 2.2(a)(ii)(F) to be mutually agreed upon by JR and the Company;

(G)            acknowledgment of, and agreement to be bound by, the use of proceeds schedule referred to in Section 2.2(a)(ii)(G) to be mutually agreed upon by JR and the Company;

(H)            acknowledgment of the Amended Bylaws referred to in Section 2.2(a)(ii)(I) to be mutually agreed upon by JR and the Company; and

(I)            acknowledgment of the equity grants pursuant to the compensation plan referred to in Section 2.2(a)(ii)(H) to be mutually agreed upon by JR and the Company.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to JR:

(a)            Subsidiaries. The Company has no direct or indirect Subsidiaries, except as set forth in the SEC Reports.

(b)            Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted and proposed to be conducted. The Company is not in violation of any of the provisions of its Articles or bylaws. The Company is duly qualified to conduct its business and is in good standing as a foreign corporation in South Dakota.

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(c)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate on the date of this Agreement or at Closing, respectively, the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company as contemplated by this Agreement and the consummation by it of the transactions contemplated thereby (on the date of this Agreement or at Closing, respectively) have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d)            No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company as contemplated by this Agreement and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s Articles or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)            Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents as contemplated by this Agreement, other than (i) filings required by state securities laws, if applicable, (ii) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the Securities Act, if deemed required, (iii) the filings required in accordance with Section 4.2, and (iv) those that have been made or obtained prior to the date of this Agreement.

(f)            Issuance of the Amended Note and Shares. The issuance of each of the Amended Note and the Shares have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens. Assuming the accuracy of the representations and warranties of JR made herein, the issuance by the Company of the Securities is exempt from registration under the Securities Act and all applicable state securities laws.

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(g)            Capitalization. As of the date of this Agreement and not giving effect to the sale of the Securities, the authorized capital stock of the Company is (i) 300,000,000 shares of Common Stock, of which 65,416,787 shares of Common Stock are issued and outstanding and derivative securities are issued and outstanding to purchase an aggregate of 13,950,000 shares of Common Stock, and (ii) 10,000,000 shares of blank check preferred stock, of which no shares of blank check preferred stock are issued and outstanding. All outstanding shares of capital stock are validly issued, fully paid and nonassessable. To the knowledge of the officers of the Company, no holder of any shares of the Company’s capital stock has any right of rescission, by law or contract, with respect to any of such shares. No security holders of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in any issuance of capital stock of the Company, including the transactions contemplated by the Transaction Documents. Except as specified in the SEC Reports or set forth in this Agreement, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or agreements or understandings giving any Person any right to acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

(h)            SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four months preceding the date hereof (the foregoing materials, as amended, filed within the twenty-four months preceding the date hereof being collectively referred to herein as the “SEC Reports” and, together with the exhibits and schedules to this Agreement, the “Disclosure Materials”). The SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company engaged on March 6, 2020 Ham, Langston & Brezina, L.L.P., to audit the fiscal years ended March 31, 2020 and 2019 to replace its previous auditors LBB & Associates, Ltd., LLP, and in connection therewith, there may be audit adjustments to such fiscal year financial statements.

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(i)            Press Releases. The press releases disseminated by the Company during the twenty-four months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(j)            Material Changes. Since the date of the latest unaudited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, subsequently disclosed in a filing with the SEC or a press release or as contemplated by, or set out in, this Agreement, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice or with respect to the transactions contemplated by this Agreement, (B) liabilities disclosed in filings made with the SEC or in a press release, or not required to be so reflected or disclosed, and (C) liabilities that would not have a Material Adverse Effect, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate (other than certain derivative securities referenced in Section 3.1(g)), and (vi) the Company has not sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

(k)            Litigation. Except as disclosed in the SEC Reports, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the issuance of the Securities or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any director or officer thereof (in his or her capacity as such with respect to the Company), is or has been during the past twenty-four months the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been during the past twenty-four months a written formal or informal inquiry involving the Company by the SEC, and to the knowledge of the Company, there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(l)            Compliance. The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any agreement or instrument to which it is a party or by which it or any of its properties is bound (except to the extent such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, and (iii) is not and has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, employment and labor matters, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

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(m)            Foreign Corrupt Practices. Neither the Company nor, to the knowledge of the officers of the Company, any Affiliate, agent or other Person associated with or acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity or to influence any action, (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) violated or is in violation of any provision of the FCPA.

(n)            OFAC. Neither the Company nor, to the knowledge of the officers of the Company, any Affiliate of the Company is currently subject to any U.S. sanctions administered by OFAC (“Sanctions”); and the Company will not (and did not in connection with any prior offering or sale of its securities during the past two years), directly or indirectly, use the proceeds of any Company securities, or lend, contribute or otherwise make available such proceeds to any other Person for the purpose of financing the activities of any Person, or in any country or territory, that is currently or was or will be at the time of such funding, subject to any Sanctions administered by OFAC, or in any other manner that will result in a violation of any Sanctions by any Person.

(o)            Anti-Money Laundering Laws. The operations and activities of the Company during the last twenty-four months have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Affiliates with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company’s officers, threatened.

(p)            Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which the Company is engaged as of the date hereof.

(q)            Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company, or any of their respective Affiliates or family members, is presently a party to any material transaction with the Company (other than for services as officers and directors to the Company) that is required to be disclosed in the SEC Reports and is not so disclosed.

(r)            Tax Status. The Company (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith or for which an extension has been filed and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and no officer of the Company knows of any basis for any such claim.

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(s)            Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

(t)            Certain Registration Matters. Assuming the accuracy of JR’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to JR under the Transaction Documents. The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC.

(u)            No Stockholder Approval Required. The offering, issuance and sale of the Securities pursuant to this Agreement, taking into account all other offerings of securities of the Company with which the same may be required to be integrated, do not require the approval of the Company’s stockholders under the Nevada Revised Statutes or the Articles.

(v)            Listing and Maintenance Requirements. The Company has not, in the twenty-four months preceding the date hereof, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof, including the requirements for causing the Common Stock to remain an OTC-Eligible Security within the meaning of FINRA Rule 6530. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued listing or trading of the Common Stock on the Principal Market, including the requirements of FINRA Rule 6530. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Principal Market.

(w)            Title to Property and Assets. The Company owns and leases its properties. With respect to the property owned by the Company, such property is free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except (i) liens, encumbrances and security interests which arise in the ordinary course of business and do not have a Material Adverse Effect, and (ii) liens, encumbrances and security interests owned by JR. With respect to the property leased by the Company, it is in material compliance with each such lease.

(x)            Investment Company. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y)            Environmental Matters. The Company (i) is and, in the previous three years has been, in compliance with all Environmental Laws in all material respects, and (ii) in the previous three years, the Company has not received any written notice, and no such notice has been threatened, from any governmental authority of any actual material non-compliance with any Environmental Law which would give rise to a material undischarged liability with respect to any of its properties.

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(z)            No Additional Agreements. The Company does not have any agreement or understanding with JR with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

3.2            Representations and Warranties of JR. JR hereby represents and warrants to the Company as follows:

(a)            Organization; Authority. JR is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by JR of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action. Each of the Transaction Documents has been duly executed by JR, and when delivered by JR in accordance with the terms hereof or thereof, will constitute the valid and legally binding obligation of JR, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)            Investment Intent. JR is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a covenant or agreement by JR to hold the Securities for any period of time. JR is acquiring the Securities hereunder in the ordinary course of its business. JR does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)            JR Status. JR is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Neither JR nor any of its officers, directors or 5% or greater shareholders are a registered broker-dealer under Section 15 of the Exchange Act. Neither JR nor any of its Affiliates are a Bad Actor.

(d)            General Solicitation. JR is not purchasing the Securities as a result of any general solicitation or general advertising by the Company or its representatives, including but not limited to any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

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(e)            Access to Information. JR acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities, (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. JR is not relying on any Person, other than the Company and its officers, in making its investment decision. Neither such inquiries nor any other investigation conducted by or on behalf of JR or its representatives or counsel shall modify, amend or affect JR’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f)            Certain Trading Activities. JR has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with JR, engaged in any transactions in the Common Stock of the Company (including, without limitation, any short sales involving the Company’s Common Stock) within the 6-month period preceding the date of this Agreement. JR covenants that neither it, nor any person acting on its behalf or pursuant to any understanding with it, will engage in any transactions in the securities of the Company (including short sales)

(a)            prior to the time that the transactions contemplated by this Agreement are publicly disclosed, or (b) in violation of any laws or any rules or regulations of the SEC.

(g)            Independent Investment Decision. JR has independently evaluated the merits and risks of its decision to purchase Securities pursuant to the Transaction Documents, the officers of JR have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Securities, and have so evaluated the merits and risks of such investment. JR is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(h)            Consents and Approvals. JR need not give any notice to, make any filing with, or obtain any authorization, consent, or approval (i) of any person under any instrument, contract or agreement to which JR or any of its Affiliates is a party or (ii) of any government or governmental agency in order to execute and deliver the Transaction Documents, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, other than those that have been or will be by the Closing Date given, made or obtained.

(i)            Non-Contravention. Neither the execution nor the delivery of the Transaction Documents by JR, nor the consummation of the transactions contemplated hereby and thereby and the performance by JR of its obligations hereunder or thereunder will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which JR is subject or any instrument, contract, or agreement to which JR or any of its Affiliates is a party.

(j)            Finder. The Company will not be obligated to pay any broker’s commission, finder’s fee or success fee in connection with the transactions contemplated by the Transaction Documents as a result of any agreement or arrangement entered into by JR.

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(k)            Restricted Securities. JR understands that the Securities have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of JR’s representations as expressed herein. JR understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, JR must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. JR acknowledges that the Company has no obligation to register or qualify the Securities for resale under federal or state securities laws. JR acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of JR’s control, and which the Company is under no obligation and may not be able to satisfy.

(l)            Limited or No Public Market. JR understands that there is a limited, volatile and sporadic market for the Common Stock. JR further understands that there can be no assurance that an active market for the Common Stock will develop and that, if one should develop, there is no assurance that it will be active or sustained. JR understands that it may have to bear the economic risk of an investment in the Securities for an indefinite period of time.

(m)            Legend. JR understands that if represented by a certificate, the Securities and any securities issued in respect of or exchange for the Securities, may bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(n)            OFAC.  JR should check the OFAC website at <http://www.treas.gov/ofac> before making the following representations.

(A)            JR represents that the amounts invested by it in the Company were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including Anti-Money Laundering Laws. Federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website referred to above. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

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(B)            None of (1) JR, (2) any Person controlling or controlled by JR, (3) any Person having a 5% or greater beneficial interest in JR, or (4) any Person for whom a 5% or greater shareholder of JR is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs. JR agrees to promptly notify the Company should it become aware of any change in the information set forth in this paragraph and in Section 3.2(n)(ii).

(C)            None of (1) JR, (2) any Person controlling or controlled by JR, (3) any Person having a 5% or greater beneficial interest in JR, or (4) any Person for whom a 5% or greater shareholder of JR is acting as agent or nominee in connection with this investment, is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure. For purposes of this paragraph, a “senior foreign political figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation, or any corporation, business or other entity that has been formed by, or for the benefit of, such a senior foreign political figure; “immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws; and a “close associate” of a senior foreign political figure means a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

(D)            If JR is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if JR receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, JR represents and warrants to the Company that (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, (2) the Foreign Bank maintains operating records related to its banking activities, (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities, and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(o)            Non-U.S. Person. If JR (as well as any 5% or greater shareholder in JR) is not a United States person (as defined by Section 7701(a)(30) of the Code), JR represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with JR’s investment in the Securities (as well as JR’s own capital raising activities and issuance of securities thereunder during the 12-month period prior to Closing), including (i) the legal requirements within its jurisdiction for the purchase of the Securities (as well as JR’s own capital raising activities and issuance of securities thereunder during the 12-month period prior to Closing), (ii) any foreign exchange restrictions applicable to the purchase of such Securities, (iii) any governmental or other consents that may need to be obtained, and (iv) tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities by JR and JR shareholders. Such investment by JR and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of JR’s jurisdiction. If JR is not a U.S. Person, JR further represents and warrants to the Company that it is familiar with, understands and will comply with Regulation S, if applicable.

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(p)            Acknowledgment. The confidentiality and non-disclosure agreement dated November 4, 2019 by and between JR and Dakota (“Confidentiality Agreement”) is valid, binding and enforceable, (ii) JR has not breached the terms of the Confidentiality Agreement, (iii)  there has not been and will be no discussions by JR with respect to the acquisition of any South Dakota mineral resource introduced to JR by the Company by any party other than the Company, and (iv) any negotiations leading up to the entry into, as well as the entry into, any purchase agreement for any South Dakota mineral resource introduced to JR by the Company must be approved by each of JR and the Company.

ARTICLE IV.

PRE-CLOSING COVENANTS

4.1	Access and Information; Confidentiality.

(a)            The Company shall afford JR and its authorized representatives reasonable access during normal business hours through the Termination Date to all of its books, records, properties and personnel.

(b)            All information provided to JR and its representatives pursuant to Section 4.1(a) prior to the Termination Date shall be held by JR as Information Material (as defined in the Confidentiality Agreement) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(c)            The Securities may only be disposed of by JR in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, or to an Affiliate of JR, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

4.2            Public Announcements. Until the Termination Date, except for any required filings with the SEC, filings or communications contemplated by this Agreement (including any notices required to be mailed to Company shareholders), or required by applicable law resulting from the transactions contemplated by this Agreement, no party to this Agreement will issue any press release or otherwise make any public statement, make any public filing or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not to be unreasonably withheld).

4.3            Reasonable Best Efforts. Each party shall use its reasonable best efforts timely to negotiate and mutually agree upon the agreements and arrangements to be negotiated in Article II, as well as to satisfy the conditions and covenants set forth in Articles II and Article V of this Agreement.

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4.4            Technical Committee. JR and the Company agree to set up a Technical Committee. The Technical Committee will collaborate to identify and pursue attractive acquisition opportunities, plan and conduct field programs, develop framework and platform for the Company’s database, conduct data research, compile and assemble data, organize work programs to evaluate potential mineral inventories and develop long term exploration and mining strategies including capital and operating budgets.

4.5            Conduct of Business Prior to Closing. From the date hereof until the Termination Date, the Company shall conduct its business in the ordinary course consistent with past practice in order to preserve intact its business organization, goodwill and relationships with third parties, and to maintain its current rights and interests. In addition, without the prior consent of JR (pursuant to JR Deliverables or otherwise), the Company shall not:

(a)	adopt or propose any amendment to its Articles or bylaws;

(b)            effect any equity financings in excess of $250,000, exclusive of (i) any Common Stock issued upon, and any proceeds received from, the exercise of derivative securities issued and outstanding on the date of this Agreement, (ii) Common Stock issued upon conversion of the Amended Note and (iii) any equity funding provided by JR pursuant to this Agreement or otherwise;

(c)            incur any additional debt or issue any debt securities other than in the ordinary course of business or as provided by JR;

(d)            make any material loans or advances to any Person or assume or guarantee any obligations of any Person, except for existing financing arrangements or otherwise in the ordinary course of business;

(e)            sell, transfer, assign, relinquish or dispose of any material asset or property;

(f)            other than in the ordinary course of business, modify or amend in any material respect or terminate any material contract; and

(g)            agree or commit to do any of the foregoing.

4.6            Use of Proceeds. The Company agrees to use proceeds from the Amended Note to acquire up to $350,000 of mineral interests or properties, up to $500,000 to conduct a survey, and the balance for general corporate and working capital purposes.

4.7            Strategic Planning. The respective chief executive officers of JR and the Company, in conjunction with the Technical Committee if applicable, shall develop a strategic plan to negotiate the Company Deliverables and JR Deliverables requiring agreement prior to Closing as set forth in Section 2.2(a)(i)(D), Sections 2.2(a)(ii)(F) through (I), Section 2.2(b)(i)(C) and Sections 2.2(b)(ii)(F) through (I). The parties shall use their best efforts to agree upon and have the Company Board adopt a new or an amended and restated equity compensation plan and reserve up to 15 million shares of Common Stock to be issued thereunder (and obtain shareholder approval if determined necessary). In connection with the adoption of such equity compensation plan, it is expected that up to 10 million shares will be reserved for grants/options to be granted upon the Change of Control Closing, with approximately 64.24% to be granted to JR personnel to become associated with the Company after the Change of Control Closing and approximately 35.76% to be granted to Company personnel currently associated with the Company. Further, the parties agree to address liquidity issues with respect to the resale of Shares acquired by JR.

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4.8            Uplist to OTC:QX. The Company shall use its best efforts to uplist the Common Stock from its Principal Market to the OTC:QX within 90 days from the date of this Agreement, and JR agrees to split the cost with the Company.

ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.1            Conditions Precedent to the Obligations of JR to Purchase Shares. The option and right of JR to acquire the Shares at a Closing is subject to the satisfaction or waiver by JR, at or before such Closing, of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except that any representation or warranty that is qualified by reference to “Material Adverse Effect” or similar language shall be true and correct in all respects) as of the date when made and as of the Closing as though made on and as of such date (to be supplemented to reflect updates);

(b)            Performance. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)            Company Deliverables. The Company shall have delivered all of the Company Deliverables to JR in accordance with Section 2.2(a)(i) or (ii), as is applicable.

5.2            Conditions Precedent to the Obligations of the Company to Sell Shares. The obligation of the Company to sell Shares at a Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of JR contained herein shall be true and correct in all material respects (except that any representation or warranty that is qualified by reference to “Material Adverse Effect” or similar language shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made on and as of such date (to be supplemented to reflect updates);

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(b)            Performance. JR shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by JR at or prior to the Closing;

(c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)            JR Deliverables. JR shall have delivered all of the JR Deliverables to the Company in accordance with Section 2.2(b)(i) or (ii), as is applicable; and

(e)            Timing. Such final Closing shall have occurred no later than 5:00 p.m. Vancouver time on October 15, 2020.

ARTICLE VI.

POST- CLOSING COVENANTS

6.1	Post-Closing Governance Matters.

(a)            The Company shall cause an appropriate Form 8-K to be filed with the SEC subsequent to each Closing Date and a Schedule 14f-1 to be filed with the SEC subsequent to the Change of Control Closing Date, and will use its best efforts to have the Schedule 14f-1 mailed to the Company shareholders subsequent to the Change of Control Closing Date, all within four Business Days of such Closing, with the appointment of the JR Designees and adoption of the Amended Bylaws to occur subsequent to the Change of Control Closing and on the Effective Time.

(b)            The Amended Bylaws shall provide for, among other things, the following board composition mechanisms during the Standstill Period:

(i)            the Company Board shall consist of the JR Designees and the Company Designees, it being understood that the number of Company directors shall not exceed five (5), and that the number of JR Designees at any given time shall be one (1) more than the number of Company Designees; and

(ii)            in the event of any vacancy in the office of any JR Designee, a majority of the remaining JR Designees shall have the right to designate a replacement, and in the event of any vacancy in the office of any Company Designee, a majority of the remaining Company Designees shall have the right to designate a replacement, in each case to fill such vacancy.

(c)            On or prior to the Change of Control Closing Date, the Company Board shall adopt the resolutions set forth in Sections 2.2(a)(ii)(B), effective upon the Change of Control Closing and the Effective Time, respectively. JR covenants that it will not take any action (directly or through the JR Designees) to interfere with, amend, prevent implementation or preclude the effectiveness of such resolutions.

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(d)	During the Standstill Period:

(i)            JR shall not Vote its Shares to (A) remove or seek to remove any Company Designee without the consent of a majority of the Company Designees or (B) approve or seek to approve a Material Amendment to the Articles or the Amended Bylaws unless such Material Amendment has been approved and recommended by a majority of the Company Designees; provided, however, that nothing in this Section 6.1(d)(i) shall be deemed to prevent JR from Voting its Shares in favor of the Sale of the Company to a Third Party Purchaser;

(ii)            JR shall Vote its Shares as directed or recommended by a majority of the Company Designees with respect to the election of Company Designees (or successors nominated by the Company Designees) as directors; and

(iii)            Any transaction between JR or any of its Affiliates, on the one hand, and the Company, on the other hand (including, without limitation, (A) the issuance of Company capital stock or derivative securities to JR or any of its Affiliates and (B) a business combination by and between JR, the Company and any of their respective Affiliates), shall be subject to approval by the Company Designees and the JR Designees shall recuse themselves from voting on the approval of such transactions; provided however, that the approval of the majority of the Company Board is required for a proposed business combination whereby JR becomes a wholly-owned subsidiary of, or merges into, the Company or the Company becomes a wholly-owned subsidiary of, or merges into, JR (or its subsidiary), in either case if the following conditions are met: (A) the voting and covenant obligations of JR contained in this Section 6.1 are assumed and agreed to by current or former shareholders of JR owning at least 5% of the capital stock in the surviving and trading entity upon the closing of such business combination; (B) the relative voting, economic value and percentage interest of Company shareholders pre- business combination are not affected post-business combination; (C) the business combination is a transaction qualifying as a reorganization under Section 368(a)(1) of the Internal Revenue Code that is non-taxable to the shareholders that are U.S. residents with respect to the stock of the successor or parent company received by the shareholders; (D) if the Company doesn’t survive or is a wholly-owned subsidiary of JR as a result of the business combination, the shares of capital stock of the successor or parent company comprising the merger consideration to be issued to Company shareholders shall be listed on an Approved Trading Market; and (E) compliance with applicable corporate and securities laws (an “Approved Business Combination”).

(e)            During the Standstill Period, except in connection with a Sale of the Company to a Third Party Purchaser or an Approved Business Combination, JR agrees that, without the prior written consent of a majority of the Company Designees, neither JR nor any of its Affiliates nor any Person acting at JR’s direction or on JR’s behalf, will, directly or indirectly:

(i)            with respect to the Company or the Common Stock, make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any Common Stock; initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage any other Person to initiate any such stockholder proposal; otherwise communicate with the Company stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

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(ii)            seek, propose, or make any statement (except for (i) the JR Designees acting solely in their capacity as directors of the Company, (ii) by offers or proposals to the Board which do not require or result in public disclosure, or (iii) communications to existing and prospective investors which do not require or result in public disclosure or an amendment to a Schedule 13D or any other filings of JR pursuant to the Exchange Act regarding JR’s beneficial ownership in the Company, in each case in connection with the Sale of the Company to a Third Party Purchaser or an Approved Business Combination) with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates;

(iii)            acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits or other distributions or offerings made available to holders of any shares of Common Stock generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of section 13(d)(3) of the Exchange Act) or otherwise, any shares of Common Stock, or assets of the Company or any of its Subsidiaries, or rights or options to acquire interests in Common Stock or assets of the Company or any of its Subsidiaries;

(iv)            act alone or in concert with others to control or seek to control, or influence or seek to influence, the management of the Company, or the Company Board;

(v)            seek, alone or in concert with others, election or appointment to or representation on, or nominate or propose the nomination of any candidate to, the Company Board, or seek the removal of any member of the Company Board, in a manner inconsistent with this Section 6.1 of this Agreement;

(vi)            have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or instigate, advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing; and

(vii)            otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

The provisions of this Section 6.1 are intended to be for the benefit of the Company and will be enforceable by the Company Designees against JR, the JR Designees, and the Company during the Standstill Period. For the avoidance of doubt, the provisions of this Section 6.1 shall not prevent the Company Board nor JR, nor any of its Affiliates nor any Person acting at their direction or on their behalf from hiring financial advisers, soliciting indications of interest, providing information, or engaging in or entering into discussions, communications, arrangements, understandings or agreements with, or instigating, advising, financing, assisting, or encouraging a Third Party Purchaser solely in connection with a potential Sale of the Company to a Third Party Purchaser or an Approved Business Combination.

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6.2	Director and Officer Indemnification and Insurance.

(a)            All rights to indemnification, advancement of expenses and exculpation by the Company now or hereafter existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Change of Control Closing Date, an officer or director of the Company, as provided in the Articles, by-laws or pursuant to the Nevada Revised Statutes, in each case as in effect on the Change of Control Closing Date, shall survive the Change of Control Closing Date and shall continue in full force and effect in accordance with their respective terms. The Company agrees that at or prior to the Effective Time it shall enter into an indemnification agreement with each of the JR Designees and Company Designees, in an identical form for each designee.

(b)            The obligations of the Parties under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.2 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.2 applies shall be third-party beneficiaries of this Section 6.2, each of whom may enforce the provisions of this Section 6.2).

ARTICLE VII.

MISCELLANEOUS

7.1            Survival. The representations, warranties, and covenants of the Company and JR contained in or made pursuant to this Agreement shall survive for 18 months from the final Closing hereunder.

7.2            Successors and Assigns. JR shall not be entitled to assign any of its rights to this Agreement.

7.3            Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement which include, without limitation, the rights provided for the Company and granted to the Company Designees to enforce in Article VI hereof.

7.4            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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7.5            Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed effectively given and made (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

If to the Company, Gerald M. Aberle, CEO, P.O. Box 568, Lead, SD 57754 (email: gaberle1@yahoo.com), or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5.

If to JR, Jonathan T. Awde, 1785 Fulton Avenue, West Vancouver, BC V7V 1S8, Canada (email: Johnawde@gmail.com), or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5.

7.6            Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and JR prior to a Change of Control Closing or as otherwise provided in this Agreement.

7.7            Further Assurances. From and after the date of this Agreement, upon the reasonable request of either JR, a JR Designee, the Company or a Company Designee, the respective parties shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

7.8            Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company, or a price per share of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

7.9            Expenses. Except as otherwise provided in Article VI hereof, each party hereto shall bear the respective legal, accounting and other costs and expenses of any nature (“Expenses”), relating to or in connection with the consummation of the transactions contemplated by this Agreement, incurred by any of them, whether or not this Agreement is consummated or terminated. For the avoidance of doubt, in the event that any of Section 6.1 or 6.2 is sought to be enforced by the Company Designees or a former officer or director of the Company, the Expenses of such party shall be promptly paid by the Company.

7.10            Entire Agreement. The Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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7.11            Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

7.12            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the South Dakota Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the South Dakota Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such South Dakota Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such Proceeding.

7.13            Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.14            Remedies. In addition to being entitled to exercise all rights provided in this Agreement or granted by law, including recovery of damages, each of JR, the Company and Company Designees will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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7.15            Termination. This Agreement, and all rights and obligations hereunder, shall terminate at 5:00 Vancouver time on October 15, 2020, and thereafter, this Agreement shall terminate, become null and void and be of no further force or effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DAKOTA TERRITORY RESOURCE CORP.

By:	/s/ Gerald M. Aberle
Gerald M. Aberle, Chief Executive Officer

JR RESOURCES CORP:

By:	/s/ Jonathan T. Awde
Jonathan T. Awde, Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT

SCHEDULE 1

NOTICE OF EXERCISE OF SUBSCRIPTION RIGHT IN PART OR IN FULL

To Dakota Territory Resource Corp:

The undersigned hereby irrevocably elects to exercise its subscription right and to purchase ___________________ shares of Dakota Territory Resource Corp common stock for an Investment Amount of $_________, pursuant to satisfaction of the terms and conditions of the Agreement.

The undersigned requests that certificates for such shares be issued in the name of:

JR Resources, Inc.

(Please print address and social security or federal employer identification number (if applicable))

_________________________________________

_________________________________________

JR Resources, Inc.

By:
Jonathan T. Awde, Chief Executive Officer

Dated: _______________, 2020

EXHIBIT A

Amended Note

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED

PROMISSORY NOTE

(Unsecured)

US $1,450,000	May 26, 2020

JR Resources Corp (“Payee”) agrees to lend to Dakota Territory Resource Corp (“Maker”), on an unsecured basis, One Million, Four Hundred Fifty Thousand dollars (U.S.$1,450,000) in lawful money of the United States of America. The Payee has/will fund the US$1,450,000 loan in two installments, with the initial installment of US$300,000 funded February 5, 2020, and a second installment of US$1,150,000 to be funded via wire transfer on the date hereof (“Loan”). This amended and restated promissory note (“Note”) amends, restates and replaces in its entirety the note dated February 5, 2020 by and between Payee and Maker, which February 5, 2020 note is null and void and of no further force or effect.

Maker hereby unconditionally promises to pay to the order of Payee the principal sum of the Loan actually advanced, documented by this Note, in lawful money of the United States of America, together with simple interest at the annual rate of 0.25%, compounded annually, from the date of this Note, payable on December 31, 2021 (“Maturity Date”). On the Maturity Date, the principal amount of the Loan, together with any accrued but unpaid interest, will be due and payable in cash, provided that, if and to the extent that the Maker does not pay any portion of the principal amount of and accrued interest on the Loan in cash by 5:00 pm (Pacific time) on the Maturity Date, then the Payee will be required to exercise, and will in fact be deemed to have exercised without any further action by either Maker or Payee, its right to convert such unpaid portion of the principal amount of the Loan together with accrued but unpaid interest (the “Issuance Amount”) into shares of Maker common stock (the “Issuance Shares”) at the Issuance Price (as defined in the sentence below). The Issuance Price shall mean US$0.15 per share from the date of this Note through December 31, 2020 and, commencing on January 1, 2021, the Issuance Price shall be the lesser of (i) US$0.15 per share of Maker common stock and (ii) the average VWAP (as defined in the paragraph below) of Maker’s common stock for the five consecutive trading days immediately preceding the date of such conversion, but in no event shall such average VWAP price be less than, and there shall be a floor of, US$0.10 per share. Notwithstanding anything to the contrary herein, upon a closing of a Change of Control (as defined in this Note) transaction with Payee (or its affiliates), the Payee will be required to exercise, and will in fact be deemed to have exercised without any further action by either Maker or Payee, its right to convert such unpaid principal amount of the Loan together with accrued interest thereunder at such closing, at the Issuance Price of $0.15 per share of Maker common stock.

“VWAP” means, for any date, if the Maker common stock is then quoted for trading on the OTC:QX or OTC:QB, the volume weighted average price of the Maker common stock for such date (or the nearest preceding date) on the OTC:QB or OTC:QX, as applicable, or if the Maker common stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported.

If the Maker, at any time while this Note is outstanding (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on outstanding shares of common stock, (ii) subdivides outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of common stock, any shares of capital stock of the Maker, then the Issuance Price and the number of Issuance Shares shall be adjusted accordingly. Whenever the Issuance Price is adjusted pursuant to the above sentence, the Maker shall promptly deliver to Payee a notice setting forth the Issuance Price and Issuance Shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Deadwood, South Dakota, such payment shall become due and payable on the next succeeding day on which banks are open and not permitted to be closed in Deadwood, South Dakota.

An event of default shall occur upon (i) the failure of Maker to pay the principal sum of and accrued interest on the Loan in full on the Maturity Date, (ii) an assignment for the benefit of creditors of Maker, (iii) upon Maker’s insolvency, the appointment of a receiver of all or any part of Maker’s property, or the commencement of any proceeding under any bankruptcy, insolvency or debtor relief laws by or against Maker provided that such assignment for the benefit of creditors, appointment of a receiver or proceeding under bankruptcy, insolvency or debtor relief laws is not dismissed within sixty (60) days, or (iv) the closing of a transaction involving a Change of Control (as defined below). A Change of Control shall occur if (i) the Maker (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Maker) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Maker before such transaction shall cease to constitute a majority of the board of directors, or (ii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 50% or more of the outstanding shares of the Maker’s voting stock (based upon voting power) either directly from the Maker or from shareholders of the Maker, or (iii) the Maker sells all or substantially all of the assets of the Maker to any other person or entity (other than a wholly-owned subsidiary of the Maker) in a transaction that requires shareholder approval pursuant to applicable corporate law. In addition to and notwithstanding any of the foregoing, upon an event of default under the Loan, deemed to occur upon notice being provided by Payee to Maker of such event of default, the Payee will be required to exercise, and will be deemed to have exercised without any further action by either Maker or Payee, its right to convert the unpaid principal amount of and accrued interest on the Loan into the Issuance Shares at the Issuance Price after the fifth business day following an event of default if not paid prior thereto in cash by Maker (with respect to the payment of the principal and accrued interest due upon Maturity Date, if Maker does not pay such amount in cash by 5:00 p.m. Pacific time on the Maturity Date, Payee will have been deemed to have exercised its required right to convert such unpaid principal amount of and accrued interest on the Note as of such time and date). If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through bankruptcy, or other judicial proceedings, then Maker shall be obligated to pay Payee its costs of collection, including reasonable attorney’s fees and court costs.

Where such conversion right is deemed to have been exercised by the Payee (pursuant to its required exercise right and obligation as set forth in this Note), the Payee shall submit a conversion notice (“Conversion Notice”) to Maker indicating the Issuance Amount and the number of Issuance Shares (failure to deliver such Conversion Notice will not affect the deemed conversion) and Maker shall immediately send the requisite Issuance Shares to Payee as payment in full of this Note. In the event Payee fails to deliver the Conversion Notice to Maker upon its deemed exercise of the conversion right and obligation, Maker shall calculate the Issuance Amount and number of Issuance Shares and deliver the Issuance Shares to Payee as payment in full of this Note.

No failure or delay by the Payee to insist upon the strict performance of any term, condition, covenant, or agreement of this Note, or to exercise any right, power, or its sole remedy upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Payee from exercising any such right, power, or its sole remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Payee shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an event of default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

The Maker waives presentment, protest and notice of protest and nonpayment, notice of acceleration or other notice of default.

This Note can be prepaid in all or part by Maker in cash at any time without penalty.

Payee acknowledges that this Note is unsecured.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

This Note contains the entire agreement of the parties with respect to the Loan by Payee to Maker and supersedes all oral or other understandings with respect to this subject matter, including the promissory note dated February 5, 2020. In connection with, and in consideration for, entering into this Note, Maker and Payee concurrently have entered into the termination agreement attached hereto as Schedule 1 of this Note.

All notices, demands and other communications required or permitted to be given to the Maker or Payee hereunder shall be in writing and shall be sent via email or mailed by registered or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to the Maker or Payee as set forth below:

Maker:

Dakota Territory Resource Corp

#115 – 208, 10580 N. McCarran Blvd.

Reno, NV 89503

Attention: Gerald Aberle

Phone: (605) 584-2834

Email: gaberle1@yahoo.com

Payee:

JR Resources Corp.

1785 Fulton Avenue

West Vancouver, BC V7V 1S8

Attention: Jonathan Awde

Phone: (604) 761 - 5251

Email: johnawde@gmail.com

or such other address with respect to a party shall notify each other party in writing as above provided. Any notice sent in accordance with this paragraph shall be effective (i) if mailed, five (5) business days after mailing, (ii) if by air courier, two (2) business days after deliver to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non- business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

This Note is being executed and delivered, and is intended to be performed, in the State of South Dakota. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of South Dakota shall govern the validity, construction, enforcement and interpretation of this Note.

IN WITNESS WHEREOF, the Maker and Payee have executed this Note as of the date set forth above. This Note may be executed in one or more counterparts and delivered by email, each of which so signed and delivered shall be deemed an original but all together will constitute one and the same instrument.

DAKOTA TERRITORY RESOURCE CORP

By:	/s/ Gerald M. Aberle
Name: Gerald M. Aberle
Title: President CEO & COO

I have authority to bind the Maker.

JR Resources Corp.

By:	/s/ Jonathan T. Awde
Name: Jonathan T. Awde
Title: President CEO

I have authority to bind the Payee.

Schedule 1 to the Amended Note

TERMINATION AGREEMENT

This Termination Agreement is made and entered into this the 26th day of May, 2020 by and between JR Resources Corp. (“JR”) and Dakota Territory Resource Corp., a Nevada corporation (“Company”). JR and the Company are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties hereto entered into that certain proposal letter, with exhibits, dated on February 5, 2020 (“Proposal Letter”);

WHEREAS, the Parties hereto entered into that certain security agreement dated on or about February 5, 2020 (“Security Agreement”);

WHEREAS, the Parties hereto entered into that certain mortgage, assignment and production and financing statement dated on February 5, 2020 (“Mortgage Agreement”);

WHEREAS, the Parties hereto entered into that certain subscription agreement dated on February 5, 2020 (“Subscription Agreement”); and

WHEREAS, the Parties wish to terminate the Proposal Letter, Security Agreement and Mortgage Agreement and rescind the Subscription Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties hereto and other good and valuable consideration paid and received by each of the Parties to this Termination Agreement, including the entry into an amended and restated promissory note in favor of JR dated the date hereof that amends and restates the promissory note dated February 5, 2020 (“Amended Note”), the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Termination and Rescission. As a result of entering into the Amended Note in favor of JR, JR and Company (i) agree to cancel and terminate the Proposal Letter, Security Agreement, and Mortgage Agreement, which agreements are hereby null and void and of no further force and effect, and (ii) acknowledge that the 250,000 shares of Company common stock were not, and will not be, issued pursuant to the Subscription Agreement and agree to rescind such issuance and terminate the terms of the Subscription Agreement including the issuance of the shares thereunder, which agreement is hereby null and void and of no further force and effect.

2.	Entire Agreement. This Termination Agreement constitutes the entire agreement among the Parties and supercedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

3.	Governing Law. This Termination Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of South Dakota.

(Remainder of this page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.

DAKOTA TERRITORY RESOURCE CORP.		JR RESOURCES CORP.

By:	/s/ Gerald M. Aberle	By:	/s/ Jonathan T. Awde
Name: Gerald M. Aberle		Name: Jonathan T. Awde
Title: President, CEO and COO		Title: President and CEO